MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Numbeer, Inc., of our report dated August 11, 2008 on our audit of the financial statements of Numbeer, Inc. as of May 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception on April 7, 2008 through May 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501